Exhibit 5.1

[Letterhead of Fleischman and Walsh, L.L.P.]

October 18, 2006

Southern Union Company
One PEI Center
Wilkes-Barre, PA 18711-0601
Ladies and Gentlemen:

We have acted as counsel to Southern Union Company, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of $600,000,000 principal amount of 7.20% Series A Junior Subordinated Notes due November 1, 2066 (the “Offered Securities”).  Capitalized terms used by not defined herein shall have the meanings ascribed to them in the Final Prospectus Supplement, as defined below.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)             the registration statement on Form S-3 (File No. 333-137998), relating to the offering of up to $600,000,000 principal amount of 7.20% Series A Junior Subordinated Notes due November 1, 2066 by the Company, filed with the Securities and Exchange Commission (the “Commission”) on October 13, 2006, under the Securities Act of 1933, as amended (the “Act”), in accordance with procedures of the Commission permitting a delayed or continuous offering of securities pursuant to such registration statement and a prospectus supplement that provides information relating to the terms of the Offered Securities and the manner of their distribution (such registration statement, being hereinafter referred to as the “Registration Statement”);

(ii)            the preliminary Prospectus Supplement, dated October 17, 2006, pertaining to the Offered Securities, in the form filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the Act (the “Rules and Regulations”);

(iii)           the final Prospectus Supplement, dated October 18, 2006, pertaining to the Offered Securities (the “Final Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(iv)           the underwriting agreement between the Company and Credit Suisse Securities (USA) LLC, as representative of the several underwriters, dated as of October 18, 2006, pertaining to the Offered Securities (the “Underwriting Agreement”); and

(v)            the Subordinated Indenture dated as of May 10, 1995 between us and JPMorgan Chase Bank, N.A., as Trustee, as supplemented by a Second Supplemental Indenture, dated as of October 23, 2006.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation and bylaws, each as currently in effect, of the Company, pertinent resolutions of the Company’s board of directors and committees thereof, and all such other records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.  As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.  Based on the above, we are of the opinion that the Offered Securities, when duly authorized, executed and issued by the Company , assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture as supplemented, and upon payment and delivery of the Offered Securities in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In addition to the limitations and qualifications set forth herein, the opinion set forth herein is subject, as to enforcement, (i) to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar law relating to or affecting creditors’ rights generally and (ii) to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

This opinion may be relied upon only by the Company, and only in connection with the issuance of the Offered Securities, and may not be used, circulated, quoted or otherwise referred to for any other reason or relied upon by any other person or for any other purpose without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Prospectus.  This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention or any further changes in laws.

Our opinions expressed herein are limited to present federal securities laws and the General Corporation Law of the State of Delaware.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

In rendering the opinion set forth herein, we note that the Offered Securities are to be governed by and construed in accordance with the laws of the State of New York.  We have, with the Company’s permission, assumed that the laws of the State of New York are, in effect, substantially identical to the laws of the District of Columbia with respect to the matters covered by the opinion set forth herein.

Please be advised that certain attorneys with Fleischman and Walsh, L.L.P. have a beneficial interest in shares of the Company’s common stock.

Sincerely,

/s/ Fleischman and Walsh, L.L.P.

FLEISCHMAN AND WALSH, L.L.P.